Exhibit 99.2

Genesis Beijing Office Offers New Year’s Summary of GEP Partner Companies

Last Update: 6:30 AM ET Feb 15, 2007

BEIJING, Feb 15, 2007 (PrimeNewswire via COMTEX) -- Genesis Technology Group, Inc. (GTEC) marked the upcoming Chinese New Year by releasing a summary from its Beijing office. The report offered a brief update on the Chinese companies, which are contract partners in the growth and equity program launched by the Company just over one year ago. Genesis Director Dr. Shaohua Tan estimated that Genesis could “sign up as many as six new partnering Chinese companies over the next 12-18 months.”

From his Beijing office, Dr. Tan observed: “Our record-breaking fiscal year (2006) achieved by Genesis is the result of its totally revitalized, innovative business model, implemented in late 2005, and the dedicated efforts of its management team.

“This business model, most importantly, appears to be sustainable in China, as an increasing number of fast-growing Chinese companies seek greater international reach, improved efficiency and governance, and more effective access to capital, technologies and markets outside of China.

“The GEP program should significantly strengthen Genesis’ profit-earning capability over the long run. Indeed, the large majority of the 2006 income of the Company came from only one partnering company, Lotus Pharmaceuticals in Beijing. We have now signed up three additional companies, with expected project completion dates in the foreseeable future, possibly in this calendar year.

“What’s more, Genesis believes that it could be able to qualify and sign up as many as six new partnering Chinese companies over the next 12-18 months, which could put Genesis on the fast-growth track for years to come.

“Briefly, we can report on the four current partner companies, which are at various stages of the GEP program: “Lotus Pharmaceuticals (LTUS) is the first graduate of the revitalized program. Genesis holds 6,736,896 share of LTUS common stock. For the Genesis 10-KSB, filed on January 16, 2007, a value of $0.51 per share was utilized. Working closely with Lotus management going forward, we are confident that it can show sizable growth and profitability.

“Gold Horse International, Inc. has entered the final stages of the program. The official audit has been completed, and the private-to-public process is now being led by a law firm in Los Angeles. Once Gold Horse attains public company status, Genesis should receive a significant equity position in Gold Horse.

“The Chinese environmental technologies company completed the pre-audit procedure and, in early February 2007, formally engaged an auditing firm in New York to complete its audit and a Shanghai-based law firm to handle its in-China legal matters. If this Company reaches public company status, Genesis should receive a significant equity position.

“The Chinese health foods beverage company completed the pre-audit procedure in February 2007. Genesis now must review the results. If satisfactory, the Chinese company would formally engage a qualified U.S. auditor. If this Company reaches public company status, Genesis should receive a significant equity position. “New candidate partner companies are being screened in China by the Genesis team. This is a challenging and risk-laden process. Followers of the Genesis business model must understand that, until the Chinese partner company officially reaches public company status and files its initial 8K, a high degree of risk exists that the partner may not ever attain that status. While the receipt of such stock is contractual, Genesis still recognizes that such compensation is conditional on performance and specific deliverables.

“Even though the amount of work, contributed by the U.S. and China teams, may even exceed the costs and risks, we feel that a successful outcome-such as Lotus-proves worthwhile to our shareholders and the future of Genesis.

“This marks the ‘Year of the Golden Pig,’ the lunar year that augurs particularly well for business ventures, based on Chinese lore. We are dedicated to making Genesis a part of this success,” concluded Dr. Tan.

About Genesis Technology Group, Inc.

Genesis Technology Group, Inc. (d/b/a Genesis China and GTEC) is a U.S. public company that earns, enhances and markets equity positions in small to mid-sized Chinese enterprises. Commitment, dedication, and expertise are the key components to the Genesis “Mission Statement.” It has created a successful profit center by incubating Chinese companies in a wide range of sectors, creating so-coined “partner companies.” Genesis makes a long-term commitment with management consultation, board of directors composition, creation and implementation of successful business models, which include expansion of markets in China and abroad. To help drive the success and profitability of these operations, Genesis provides resources and proficiency to maximize partners’ leadership potential in China and attempts to increase high-margin, predictable earnings. For more information, visit http://www.Genesis-China.net.

Safe Harbor Statement

Certain statements set forth in this press release constitute “forward-looking statements.” Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain the words “estimate,” “project,” “intend,” “forecast,” “anticipate,” “plan,” “planning,” “expect,” “believe,” “will likely,” “should,” “could,” “would,” “may” or words or expressions of similar meaning. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause the company’s actual results and financial position to differ materially from those included within the forward-looking statements. Forward-looking statements involve risks and uncertainties, including those relating to the Company’s ability to grow its business. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, the Company’s limited operating history, the limited financial resources, domestic or global economic conditions -- especially those relating to China, activities of competitors and the presence of new or additional competition, and changes in Federal or State laws, restrictions and regulations on doing business in a foreign country, in particular China, and conditions of equity markets. More information about the potential factors that could affect the Company’s business and financial results is included in the Company’s filings, available via the United States Securities and Exchange Commission.

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SOURCE: Genesis Technology Group, Inc.

Genesis Technology Group, Inc.

Kenneth Clinton, President

(561) 988.9880

Fax: (561) 988-9890

info@Genesis-China.net